Exhibit 10.56

FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT (the “Amendment”) made as of November 15, 2004, by and between MSNW CONTINENTAL ASSOCIATES, LLC, a Delaware limited liability company, with an office at 67 Park Place East, 8th Floor, Morristown, New Jersey 07960 (“Lessor”) as successor-in-interest to Stellar Continental LLC, and DOV PHARMACEUTICAL, INC., a Delaware corporation, located at 433 Hackensack Avenue, Hackensack, New Jersey 07601 (“Lessee”).

W I T N E S S E T H:

WHEREAS, Lessor’s predecessor-in-interest and Lessee entered into a lease dated May 24, 1999, as modified by a First Amendment to Lease dated July 31, 2000 (the “First Amendment”), a Second Amendment to Lease dated July 30, 2002 (the “Second Amendment”), a Third Amendment to Lease dated February 12, 2003 (the “Third Amendment”), and a Fourth Amendment to Lease dated March 11, 2004 (the “Fourth Amendment”, and the lease, as amended by the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment is hereinafter referred to as, the “Lease”) whereby Lessee is currently in possession of 4,099 gross rentable square feet on the twelfth (12th) floor, and two separate premises on the lobby level, each containing approximately 7,185 gross rentable square feet of space and 4,420 rentable square feet of space respectively (collectively, the “Existing Premises”) in the building known as 433 Hackensack Avenue, Hackensack, New Jersey (the “Building”); and

WHEREAS, Lessee wishes to lease and hire from Lessor, additional space composed of two separate premises on the sixth (6th) floor each consisting of approximately 1,951 gross rentable square feet and 1,330 gross rentable square feet respectively (together, the “Additional Space”), as shown on Exhibit A annexed hereto and made a part hereof, and Lessor is willing to lease the Additional Space to Lessee; and

WHEREAS, Lessor and Lessee further wish to extend the term of the Lease and amend the Lease in accordance with, and subject to, the provisions of this Amendment.

NOW, THEREFORE, in consideration of the sum of Ten ($10.00) Dollars and other good and valuable consideration exchanged by Lessor and Lessee, the receipt and sufficiency of which hereby expressly are acknowledged, it is AGREED:

1.      For the purposes of this Amendment, words and phrases used herein with initial capital case letters and not otherwise defined in this Amendment shall have the respective meanings ascribed to them in the Lease.

2.      As of the date hereof, the term “Electric Rent Inclusion Factor” or “ERIF” as defined in Paragraph (8) of the Reference Page and as used throughout the Lease, shall be known instead as “Lessee’s Electric Charge”.

3.      Lessor and Lessee hereby extend the term of the Lease, subject to the provisions of Paragraphs 7, 8 and 9 below, to and including June 30, 2008, and Paragraphs (15) and (16) of the Reference Page are hereby amended accordingly.

4.     From and after the date hereof (the “Additional Space Commencement Date”), with respect to the Additional Space only:

(a)
the Annual Fixed Basic Rent shall be $88,587.00 (exclusive of Lessee’s Electric Charge for the Additional Space, as described herein), and the Monthly Fixed Basic Rent shall be $7,382.25 commencing on the Additional Space Commencement Date and ending upon June 26, 2005 (at which point the rent for the Additional Space will be subject to the terms of the paragraph 8 below);

(b)	Lessee’s Percentage shall be 0.56%;

(c)	the Base Operating Costs, Base Real Estate Taxes and Base Utility and Energy Costs shall be those Costs incurred during “Calendar Year 2005”;

(d)	Lessee’s Electric Charge shall be $4,921.50 per annum ($410.13 per month) during the Term, subject to the terms of Section 24 of the Lease; and

(e)	Lessee shall be entitled to thirteen (13) non-reserved parking spaces of which four (4) shall be in the covered garage.

5.     The Additional Space is being leased in its "AS IS" condition as of the Additional Space Commencement Date.

6.     Following the Additional Space Commencement Date, and in conformance with the Rules and Regulations of the Building, (i) Lessor will provide appropriate directory listings in the main lobby and sixth (6th) floor of the Building, and (ii) Lessee may, at Lessee’s sole cost and expense, place Lessee’s name and/or logo upon Lessee’s entry doors, with Lessor’s reasonable approval, except that Lessee need not obtain Lessor’s approval if Lessee’s name and/or logo is substantially the same as that which currently exists on the entry doors of the Existing Premises.

7.      Commencing on June 26, 2005 Paragraph (7) of the Reference Page will be deemed deleted in its entirety and replaced with the following:

(1)
Demised Premises: An aggregate of approximately 18,985 rentable square feet of space, consisting of approximately (i) two separate premises on the lobby level each respectively containing approximately (a) 7,185 gross rentable square feet of space, and (b) 4,420 rentable square feet of space, (ii) two separate premises on the sixth (6th) floor each respectively containing approximately (a) 1,951 gross rentable square feet of space, and (b) 1,330 gross rentable square feet of space, and (iii) 4,099 gross rentable square feet of space on the twelfth (12th) floor of the Building as shown on Exhibit A hereto, which includes an allocable share of the Common Facilities as defined in Subsection 43(C).

8.     From and after June 26, 2005, with respect to Annual Fixed Basic Rent for the Demised Premises as defined in paragraph 7 above:

(a)
Lessee shall pay to Lessor Annual Fixed Basic Rent in the sum of $512,595.00 (exclusive of Lessee’s Electric Charge for the Demised Premises, and the Monthly Fixed Basic Rent shall be $42,716.25) from June 27, 2005 through the last day of June 2006 (and a prorated portion thereof for any partial month);

(b)
Lessee shall pay to Lessor Annual Fixed Basic Rent in the sum of $522,087.50 (exclusive of Lessee’s Electric Charge for the Demised Premises, and the Monthly Fixed Basic Rent shall be $43,507.29) from July 1, 2006 through the last day of June 2007;

(c)
Lessee shall pay to Lessor Annual Fixed Basic Rent in the sum of $531,580.00 (exclusive of Lessee’s Electric Charge for the Demised Premises, and the Monthly Fixed Basic Rent shall be $44,298.33) from July 1, 2007 through the last day of June 2008;

(d)	Lessee’s Electric Charge shall be $28,477.50 per annum ($2,373.13 per month) during the Term, subject to the terms of Section 24 of the Lease;

(e)	Lessee’s Percentage shall be 3.23%; and

(f)
With regard ot the portion of the Demised Premises which constitutes the Additional Space as defined herein only, the Base Operating Costs, Base Real Estate Taxes and Base Utility and Energy Costs shall remain as those Costs incurred during “Calendar Year 2005”, as set forth in Paragraph 4(c) above.

9.     Notwithstanding anything in this Agreement or the Lease to the contrary, Lessee has the option to terminate this Lease at any time on or after January 1, 2006 by giving Lessor six (6) months prior written notice setting forth the effective date of termination (the “Early Termination Date”), which Early Termination Date shall only occur on the last day of a calendar month, and provided, in consideration of such termination, Lessee pays to Lessor a sum equal to (a) the difference between (i) the Annual Fixed Basic Rent actually paid by Lessee for the Demised Premises from and after July 1, 2005 through and including the Early Termination Date, and (ii) a pro rated amount equal to $28 per square foot per year times the square footage of the Demised Premises for the period from and after July 1, 2005 through and including the Early Termination Date, plus (b) the difference between (i) the Annual Fixed Basic Rent actually paid by Lessee for the Additional Space from and after the Additional Space Commencement Date through and including the June 30, 2005, and (ii) a pro rated amount equal to $28 per square foot per year times the square footage of the Additional Space for the period from and after the Additional Space Commencement Date through and including June 30, 2005.

10.  Section 45 of the Lease is herby deleted in its entirety and the following is substituted therefor:

NOTICES. Any notice by either party to the other shall be in writing and shall be deemed to have been duly given only if (a) delivered personally or (b) sent by registered mail or certified mail in a postpaid envelope or by regulated carrier service with return receipt or (c) sent by nationally recognized overnight courier service such as Federal Express, addressed if to Lessee, at the above-described Building, with a copy to Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP, 99 Wood Avenue South, Iselin, New Jersey 08830-2712, Attention: Martin E. Dollinger, Esq.; if to Lessor, at Lessor's address as set forth above, with copy to Meister Seelig & Fein LLP, Two Grand Central Tower, 140 East 45th Street, 19th Floor, New York, New York 10017, Attention: Stephen B. Meister, Esq.; or to either at such other address as Lessee or Lessor, respectively, may designate in writing. Notice shall be deemed to have been duly given upon its receipt or rejection as evidenced by a bill of lading or return receipt or upon delivery if personally served.

11.  Lessor and Lessee each represent and warrant to the other that Cushman & Wakefield of New Jersey, Inc. (“Broker”) is the sole broker with whom Lessor and Lessee have dealt with in bringing about this Amendment. Lessee and Lessor each agrees to hold the other harmless and indemnify and defend the other from and against any and all loss, cost, liability, damage and expense arising out of the inaccuracy of the representation contained in the preceding sentence and each party represents to the other that it has not engaged and is not responsible for the payment of a fee, commission or other compensation to any other person in connection with the Lease or the Amendment. Lessor shall pay Broker any fees or commissions due Broker as a result of this Amendment pursuant to the terms of a separate agreement with Broker.

12.  Lessee and Lessor each represents, warrants and covenants to the other that, to the best of its knowledge, the other is not in default of its obligations under the Lease, and no event has occurred nor do any circumstances exist which, with lapse of time or notice or both, to the best of its knowledge, would constitute a default by the other under the Lease as modified by this Amendment.

13.  Except as modified by this Amendment, the Lease and all of the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind the parties hereto and their respective successor and assigns and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. In the event of any conflict between the provisions of this Amendment and the Lease, the provisions contained in this Amendment shall prevail and be paramount.

14.  The submission of this Amendment for examination does not constitute a reservation of, or option for, the Additional Space, and this Amendment becomes binding and effective only upon execution and delivery of this Amendment by Lessor and Lessee to the other and upon payment by Lessee to Lessor of the sum of $7,382.25, which sum represents the first month’s rent for the Additional Space.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Lessor and Lessee have executed this Amendment the day and year first above written.

LESSEE:

DOV PHARMACEUTICAL, INC.

By:
Name: J. R. Horton
Title: Vice President and General Counsel

LESSOR:

MSNW CONTINENTAL ASSOCIATES, LLC,

By:
Name: Frank Mancini
Title: V.P.

EXHIBIT A
[Depiction of Demised Premises]